STOCK PURCHASE AND SALE AGREEMENT




                                  by and among




                                  Nord Est S.A.
                                  (as Seller),

                           Thermo Process Systems Inc.
                                   (as Buyer)

                                       and

                                 Emil C. Herkert
                               Kenneth L. Zippler
                           Franklin O. Williamson, Jr.
                             Fletcher N. Platt, Jr.
                               Eugene J. Destefano
                                  Meint Olthof
                           Stanley P. Kaltnecker, Jr.
                           (collectively, Management)




                        Effective as of January 29, 1995
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







                        STOCK PURCHASE AND SALE AGREEMENT

             This Stock Purchase and Sale Agreement is made and entered into on February 6, 1995, to be effective as of January 29, 1995, by and between Nord Est S.A., a French societe anonyme (the "Seller"), Thermo Process Systems Inc., a Delaware corporation (the "Buyer"), and Emil C. Herkert, Kenneth L. Zippler, Franklin
        O. Williamson, Jr., Fletcher N. Platt, Jr., Eugene J. Destefano, Meint Olthof and Stanley P. Kaltnecker, Jr. (such individuals, individually and collectively, "Management").


                                   WITNESSETH:

             WHEREAS, Seller owns 100% of the issued and outstanding shares (the "Shares") of the capital stock of Engineering
        Technology and Knowledge Corporation, a Delaware corporation
        ("ETKC");

             WHEREAS, ETKC owns 100% of the issued and outstanding shares of the capital stock of Elson T. Killam Associates, Inc., a New Jersey corporation ("Killam");

             WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, the Shares, upon the terms and conditions herewith set forth below; and

             WHEREAS, Management collectively own options to purchase shares of the capital stock of Killam representing, in the aggregate, 1,590 shares of the outstanding capital stock of Killam, and Buyer also wishes to make or cause to be made payment to Management in cancellation of certain of such options, and exchange the remaining portion of such options for options to acquire common stock of Buyer;

             NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the parties hereto, intending to be legally bound, agree as follows:


                                    ARTICLE 1

                           PURCHASE AND SALE OF SHARES

             Section 1.1. Delivery of Outstanding Shares. At the Closing (as defined in Section 2.1 hereof), and subject to the terms and conditions contained in this Agreement, Seller shall transfer to Buyer and Buyer shall acquire from Seller, effective as of the close of business on January 29, 1995 (the "Effective Date"), all right, title and interest in and to the Shares, free and clear of all liens, encumbrances, charges, equities or restrictions.

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             Section 1.2.  Purchase Price.  In exchange for the Shares, and subject to the terms and conditions contained in this Agreement, Buyer shall:

                  (a) pay to Seller at the Closing $12,500,000 in cash (the "ETKC Cash Consideration"), plus interest on $34,800,000 from the Effective Date through the date of the Closing (the "Closing Date"); and

                  (b) deliver to Seller at the Closing Buyer's promissory note, in the form set forth as Exhibit A to this Agreement (the "Note"), representing the obligation of Buyer to pay to Seller $28,000,000 in cash, net of any withholding obligation.

             Section 1.3.  Adjustment to the Purchase Price.

                  (a) Within 90 days after the Closing Date, Buyer and Seller shall jointly prepare a consolidated balance sheet of ETKC and its subsidiaries as of the Effective Date (the "Effective Date Balance Sheet"). The Purchase Price, as defined below, shall then be either (i) increased by the amount by which the Net Tangible Book Value of ETKC (as defined below) as calculated from the Effective Date Balance Sheet exceeds $9,920,000; or (ii) decreased by the amount by which $9,920,000 exceeds the Net Tangible Book Value of ETKC as calculated from the Effective Date Balance Sheet (such amount, as the case may be, the "Price Adjustment").

                  (b) Within 10 days after determination of the Price Adjustment, Buyer or Seller, as the case may be, shall pay the amount thereof to the other, by certified or bank check in New York Clearing House Funds or by wire transfer to such account as the recipient may specify, together with interest from the Effective Date, calculated at a rate equal to the rate announced from time to time by First National Bank of Boston as its "base rate" (or the legal rate of interest, if lower).

                  (c) If Buyer and Seller are unable to agree to the Price Adjustment by the close of business on the 90th day after the Closing Date, then the parties shall retain Arthur Andersen L.L.P. to resolve any dispute between them and the Price Adjustment determined by Arthur Andersen L.L.P. shall be binding upon the parties. Buyer and Seller shall each be responsible for one-half of Arthur Andersen L.L.P.'s fees and expenses.

                  (d) For purposes of this Agreement, the term "Net Tangible Book Value of ETKC" shall be determined in accordance with generally accepted accounting principles consistently applied (except that in determining such book value, no provision shall be included for a general tax reserve) and shall be defined as (i) the consolidated shareholder's equity of ETKC and its subsidiaries as of December 31, 1993, plus (ii) the net income of

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        ETKC and its subsidiaries for the period beginning on January 1,
        1994 and ending as of the close of business on the Effective Date (before taking into account any charge for compensation expense or other costs or expenses related to Killam's stock option program (including without limitation payments made in respect of the cancellation of options currently outstanding under such stock option program), the Buyer Options, as such term is defined below, contemplated to be issued in place of the options outstanding under Killam's stock option program, any of the transactions contemplated in Section 4.9 hereof and charges for post-retirement healthcare costs), less (iii) goodwill on the consolidated balance sheet of ETKC and its subsidiaries as of the Effective Date, less (iv) the amount reflected on such balance sheet for the "building option" at the Effective Date, less (v) $1,500,000 (representing an amount agreed by Seller and Buyer to equal the anticipated costs of ETKC's future post-retirement health care obligations as of the Effective Date). For purposes of determining the Net Tangible Book Value of ETKC, there shall be accrued on the Effective Date Balance Sheet cash bonuses payable to management personnel of Killam and its Subsidiaries, including Management, in the amount of $700,000 for the period from January 1, 1994 through December 31, 1994 and $30,000 for the period from January 1, 1995 through and including the Effective Date. In addition, certain fees and expenses incurred in connection with the consummation of the transactions contemplated hereby, including without limitation certain payments to be made to Management pursuant to that certain Letter Agreement dated January 24, 1995 among Management and Seller (the "Letter Agreement"), fees and expenses payable to Gerschel & Company, Inc., Compagnie Financiere de Paribas or its affiliates and Environmental Financial Consulting Group, as well as certain legal fees and expenses, may be paid by ETKC or its subsidiaries on or before the Closing Date as Seller in its discretion may determine; provided, however, that such fees and expenses shall be accrued for in the Effective Date Balance Sheet.

                  (e) Any adjustments made pursuant to this Section 1.3 shall not be charged against the deductible described in Section 5.3(a).

             Section 1.4. Earn-Out. Buyer shall pay, as soon as practicable after the third anniversary of the Effective Date, and in any event within 90 days after such third anniversary, (a) to Seller, an amount, net of any withholding obligation, equal to 24% of the amount by which ETKC's cumulative net income for the three-year period ending on such third anniversary exceeds $13,000,000 and (b) to Management, an amount, net of any withholding obligation, equal to 6% of the amount by which ETKC's cumulative net income for the three-year period ending on such third anniversary exceeds $13,000,000 (such payments, collectively, the "Earn-Out"). For purposes of this Agreement, ETKC's "net income" shall mean the net income of ETKC and its subsidiaries, or their successors-in-interest, earned from the business operated by ETKC as of the Effective Date (the

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        "Business") (excluding income from extraordinary transactions), as measured in accordance with Buyer's usual accounting procedures consistently applied, after taxes, depreciation, goodwill (including goodwill associated with the acquisition of ETKC by Buyer) and payment of the annual management fee to Thermo Electron Corporation, Buyer's parent corporation ("Thermo Electron"), in an amount not to exceed 1.5% of ETKC's gross revenues per year; provided that such accounting procedures are consistent with generally accepted accounting principles.

             Section 1.5. Cancellation and Exchange of Killam Options. At the Closing, and subject to the terms and conditions contained in this Agreement, Management shall (i) cancel options to purchase that number of shares of the capital stock of Killam as is set forth opposite such member of Management's name in Column 1 of Schedule 1.5 hereto (the "Killam Canceled Options"), and
        (ii) execute and deliver to Buyer an option exchange agreement in the form of Exhibit B hereto ("Option Agreement"), pursuant to which each member of Management will exchange the number of options to purchase shares of Killam's capital stock set forth opposite such member of Management's name in Column 2 of Schedule
        1.5 hereto (the "Killam Options") for options to purchase such number of shares of Buyer's common stock, $.10 par value per share, as is set forth opposite such member of Management's name in Column 3 of Schedule 1.5 hereto (the "Buyer Options"). In exchange for the Killam Canceled Options, Buyer agrees to pay Killam at the Closing and cause Killam to pay to Management, the day following the Closing, in cash, the amount set forth opposite such member of Management's name in Column 4 of Schedule
        1.5 hereto (the "Killam Cash Consideration").


                                    ARTICLE 2

                                     CLOSING

             Section 2.1. Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place immediately upon the execution of this Agreement by all of the parties hereto.

             Section 2.2.  Action to be Taken by Buyer at the Closing.
        At the Closing, in addition to the taking of such other action as may be provided in this Agreement, Buyer shall (i) deliver the ETKC Cash Consideration and the Note (collectively, the "Purchase Price") to Seller, (ii) execute and deliver a custody agreement in the form of Exhibit C hereto (the "Custody Agreement"), (iii) execute and deliver a pledge agreement in the form of Exhibit C-2 (the "Pledge Agreement") (iv) deliver to the custodian under the Custody Agreement (the "Custodian") a U.S. Treasury security the material economic terms of which are identical to those of the Note, together with a stock power executed in blank with signature guarantees in proper form for the transfer of such security, as security for the payment of the Note by Buyer, (v)

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        deliver the Killam Cash Consideration to Killam (vi) execute and deliver to Management an amendment in the form of Exhibit D hereto (the "Amendment Agreement") to that certain Shareholders' Agreement dated January 29, 1995 (the "Shareholders' Agreement"),
        (vii) cause ETKC and its subsidiaries to execute and deliver to the individuals listed in Schedule 2.2 Release and Indemnification Agreements in the form of Exhibit D-1, (viii) execute and deliver to Management the Option Agreements, and (ix) deliver the closing certificates, documents and opinions of counsel as may be requested by counsel to Seller and Management.

             Section 2.3. Action to be Taken by Seller at the Closing. At the Closing, in addition to the taking of such other action as may be provided in this Agreement, (i) Seller shall deliver certificates for the Shares to Buyer, duly endorsed to Buyer or accompanied by duly executed stock powers, (ii) Seller shall execute and deliver the Custody Agreement, (iii) Seller shall deliver to Buyer copies of the Certificate of Incorporation of ETKC and of Killam, as amended to date, certified by the Secretary of State of the States of Delaware and New Jersey, respectively, and copies of the bylaws of ETKC and of Killam, as amended to date, certified by an officer of ETKC and Killam, respectively, (iv) Seller shall pay to Management $100,000 in cash, as provided for in paragraph 1 of the Letter Agreement, (v) Seller shall deliver to Buyer duly executed letters of resignation, effective as of the Closing Date, of all directors and officers of ETKC and of each of its subsidiaries, and (vi) Seller shall deliver to Buyer the closing certificates, documents and opinions of counsel as may be requested by counsel to Buyer.

             Section 2.4. Action to be Taken by Management at the Closing. At the Closing, in addition to the taking of such other action as may be provided in this Agreement, Management shall (i) execute and deliver to Buyer option cancellation certificates in the form of Exhibit E hereto (the "Option Cancellation Certificates"), (ii) execute and deliver to Buyer the Option Agreements, (iii) execute and deliver to Buyer noncompetition agreements in the form of Exhibit F hereto ("Noncompetition Agreements"), (iv) execute and deliver to Buyer the Amendment Agreement, and (v) deliver the closing certificates, documents and opinions of counsel as may be requested by counsel to Buyer.


                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

             Section 3.1. Representations and Warranties of Seller. Seller represents and warrants to Buyer that, as of the Closing Date, except as set forth on the disclosure schedule attached hereto as Exhibit G (the "Disclosure Schedule"):

                  (a) Authority. The execution and delivery of this Agreement, and the consummation of the transactions contemplated

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        hereby to be performed by Seller, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement and the Escrow Agreement constitute valid and binding obligations of Seller enforceable against Seller in accordance with the terms hereof and thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors or by general principles of equity. Neither the execution, delivery and performance of this Agreement by Seller, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in such a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the charter documents or bylaws of Seller or the certificate of incorporation or bylaws of ETKC or the certificate of incorporation or bylaws of Killam, each as amended, or of any note, bond, mortgage, indenture, agreement or other instrument or obligation to which Seller or, to the knowledge of Seller, ETKC or Killam is a party or by which Seller or, to the knowledge of Seller, ETKC or Killam, or any of their respective properties or assets may be bound or materially negatively affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, ETKC or Killam, or their respective properties or assets; or (iii) result in the imposition of any lien, encumbrance, charge or claim upon the Shares or any of the assets of ETKC or Killam, except, in the case of each of the subsections of this Section 3.1(a), for such conflicts, violations, breaches, terminations, accelerations, defaults and impositions which would not have a material adverse effect upon the business, assets or financial condition of ETKC and its subsidiaries taken together as a whole. Except for a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated hereby to be performed by Seller.

                  (b) Ownership of Shares; Authority to Transfer. The Shares are not encumbered and are freely transferable by Seller. Seller holds good and marketable title to the Shares to be transferred to Buyer hereunder and no third party is entitled to claim any right thereto or make any claim thereon. The transfer of the Shares to Buyer pursuant to this Agreement will vest in Buyer title to the Shares, free and clear of all liens, claims, equities, options, calls, voting trusts, agreements, commitments and encumbrances whatsoever.

                  (c) Organization and Qualification. ETKC is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to

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        carry on its business as it is now being conducted.  ETKC is not qualified as a foreign corporation to do business in any other jurisdiction.

                  (d) Capitalization. The authorized capital stock of ETKC consists of 1,500,000 shares of Voting Common Stock, 500,000 shares of Non-Voting Common Stock and 500,000 shares of Preferred Stock. There is no other capital stock of ETKC authorized for issuance. There are 1,050,000 shares of ETKC's Voting Common Stock issued and outstanding, and 235,715 shares of ETKC's Non-Voting Common Stock issued and outstanding, and these shares collectively constitute the total issued and outstanding share capital of ETKC. All of such shares have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. There are no existing or outstanding options to purchase shares of ETKC's capital stock. Except as set forth on the Disclosure Schedule, no shares of ETKC's capital stock are reserved for issuance and there are no warrants, convertible instruments or other rights, agreements or commitments, contingent or otherwise, obligating ETKC to issue, sell or purchase shares of capital stock. The books of account, minute books, stock certificate books and stock ledgers, are complete and correct in all material respects and accurately reflect the conduct of the business and affairs of ETKC. There are 6,360 shares of Killam's Class A Common Stock issued and outstanding, and these shares constitute the total issued and outstanding share capital of Killam. All of such shares have been duly authorized and validly issued, are owned by ETKC, are fully paid, nonassessable and free of preemptive rights.

                  (e) Subsidiaries of ETKC. ETKC has no Subsidiaries (as defined below) other than Killam and wholly-owned subsidiaries of Killam. To the knowledge of Seller, ETKC is not a partner or joint venturer with any other person. To the knowledge of Seller, ETKC is not subject to any obligation, contingent or otherwise, to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity. For purposes of this Agreement, a Subsidiary of a corporation shall mean an entity of which 50% or more of the effective voting power or equity interest is owned directly or indirectly by such corporation.

                  (f) Taxes. ETKC has accurately prepared and duly and timely filed all tax and other returns and reports which were required to be filed, in respect of all U.S. Federal income taxes and penalties or interest associated therewith (collectively "Federal Income Taxes") and all state and local, income franchise, excise, sales, use, property (real and personal) and payroll taxes and penalties or interest associated therewith (collectively, "Taxes"). Seller has delivered to Buyer true and complete copies of the Federal Income Tax returns and income Tax returns filed by ETKC with the Federal government or any state governmental authority in respect of 1991, 1992 and 1993. The Federal Income Tax return of ETKC for the year ended December 31,

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        1991 was audited by the Internal Revenue Service.  No deficiency for any Federal Income Tax has been asserted against ETKC with respect to any taxable year or period ending on or prior to the Effective Date. No waivers of any statutes of limitation are in effect in respect of any Federal Income Taxes with respect to any taxable year or period ending on or prior to the Effective Date. There are no claims pending or, to the knowledge of Seller, threatened, against ETKC for past due Federal Income Taxes with respect to any taxable year or period ending on or prior to the Effective Date, except to the extent accrued for or reserved against in the Effective Date Balance Sheet, nor, to the knowledge of Seller, is there any basis for any such claim. ETKC will not have any liability for Federal Income Taxes for or in respect of any period or periods ending on or prior to the Effective Date, except to the extent accrued for or reserved against in the Effective Date Balance Sheet. None of the Tax returns of ETKC has been or is being audited or examined by the governmental department or agency having jurisdiction, nor has any deficiency for any Tax been asserted against ETKC with respect to any taxable year or period ending prior to the Effective Date, except to the extent accrued for or reserved against in the Effective Date Balance Sheet. No waivers of any statutes of limitation are in effect in respect of any Taxes with respect to any taxable year or period ending on or prior to the Effective Date. There are no claims pending or threatened against ETKC for past due Taxes with respect to any taxable year or period ending on or prior to the Effective Date, except to the extent accrued for or reserved against in the Effective Date Balance Sheet, nor, to the knowledge of Seller and Management, is there any basis for any such claim. ETKC will not have any liability for Taxes for or in respect of any period or periods ending on or prior to the Effective Date, except to the extent accrued for or reserved against in the Effective Date Balance Sheet.

                  (g) Brokers and Finders. Seller has not on behalf of ETKC or Killam employed any broker, agent or finder other than Gerschel & Company, Inc. and affiliates of Compagnie Financiere de Paribas in connection with the transactions contemplated hereby. Seller has not and will not incur any liability on behalf of ETKC or Killam for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby, except to the extent paid on or prior to the Effective Date or reserved for or accrued against on the Effective Date Balance Sheet. It is understood that fees payable to Gerschel & Company, Inc., Compagnie Financiere de Paribas or its affiliates and Environmental Financial Consulting Group, as well as certain legal fees and expenses, may be accrued for in the Effective Date Balance Sheet.

                  (h) Hart-Scott-Rodino Filing. Seller has complied in all material respects with all applicable requirements under the HSR Act, and the rules and regulations promulgated thereunder, relating to making, filing with and furnishing information to the

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        Federal Trade Commission and the United States Department of
        Justice in connection with the transactions contemplated hereby.

             Section 3.2. Representations and Warranties of Management. Each member of Management represents and warrants to Buyer that, as of the Closing Date, except as set forth on the Disclosure
        Schedule:

                  (a) Authority. The execution and delivery of this Agreement by Management, and the consummation of the transactions contemplated hereby to be performed by Management, have been duly and validly authorized by all necessary action on the part of such member of Management. This Agreement, the Amendment Agreement and the Noncompetition Agreements constitute the valid and binding obligations of such member of Management enforceable against him in accordance with the terms hereof and thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors or by general principles of equity. Neither the execution, delivery and performance of this Agreement by him, nor the consummation of the transactions contemplated hereby to be performed by Management will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in such a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Killam, each as amended, or of any note, bond, mortgage, indenture, agreement or other instrument or obligation to which he or, to his knowledge, Killam is a party or by which he or, to his knowledge, Killam, or any of their respective properties or assets may be bound or materially negatively affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to him, Killam, or their respective properties or assets; or (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of the assets of Killam, except, in the case of each of the subsections of this Section 3.2(a), for such conflicts, violations, breaches, terminations, accelerations, defaults and impositions which would not have a material adverse effect upon the business, assets or financial condition of Killam and its subsidiaries taken together as a whole. No consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by such member of Management or the consummation of the transactions contemplated hereby to be performed by such member of Management.

                  (b)  Certain Investment Representations.

                       (i) He has, in connection with his decision to acquire the Buyer Options, relied solely upon Buyer's Confidential Placement Memorandum dated January 29, 1995 and the documents incorporated therein by reference; and

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                       (ii)  Taking into account the personnel and
             resources he can practically bring to bear on the acquisition of the Buyer Options contemplated hereby, is knowledgeable, sophisticated and experienced in making, and is able to make, decisions with respect to investments in securities presenting an investment decision like that involved in the acquisition of the Buyer Options, including investments in securities issued by Buyer, and to assess the risks and merits presented by the acquisition of the Buyer Options, and has requested, received, reviewed and considered all information he deems relevant in making an informed decision to acquire the Buyer Options.

                  (c) Brokers and Finders. Management has not on behalf of Killam employed any broker, agent or finder other than Environmental Financial Consulting Group in connection with the transactions contemplated hereby. Management has not and will not incur any liability on behalf of Killam for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby to be performed by Management, except to the extent paid on or prior to the Effective Date or reserved for or accrued against on the Effective Date Balance Sheet. It is understood that fees payable to Gerschel & Company, Inc., Compagnie Financiere de Paribas or its affiliates and Environmental Financial Consulting Group, as well as certain legal fees and expenses, may be accrued for in the Effective Date Balance Sheet.

             Section 3.3. Certain Definitions. Unless and except to the extent expressly indicated otherwise, when used in Section 3.4 of this Agreement:

                       (i)  any reference to ETKC contained in Section
             3.4 shall be deemed to mean ETKC and its Subsidiaries taken together as a whole (other than in the case of any representation or warranty in Section 3.4 made by Management, in which case any such reference shall be deemed to mean Killam and its Subsidiaries taken together as a whole); and any reference to Killam contained in Section 3.4 (other than Sections 3.4(a) and 3.4(b)) shall be deemed to mean Killam and its Subsidiaries taken together as a whole;

                       (ii) the term "knowledge," when used with respect to any party to this Agreement, shall mean the actual knowledge of such party and the knowledge such party would have acquired after conducting an investigation concerning the relevant matters as such party reasonably determined to be adequate and appropriate under the circumstances; provided, that Seller and each member of Management shall specifically be attributed with, and be deemed to possess, the knowledge of Seller and each member of Management;



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                       (iii)  Management shall not be attributed with, or
             be deemed to possess, solely by virtue of the preceding clause (ii), the knowledge of Seller with respect to matters specifically related to ETKC but not to Killam; and

                       (iv) the term "ordinary course of business" shall mean the ordinary course of business of ETKC or of Killam consistent with its past custom and practice.

             Section 3.4. Representations and Warranties by Seller and Management. Seller and Management represent and warrant
        (severally and not jointly, but subject in each case to the attribution of knowledge pursuant to Section 3.3(ii)) to Buyer that, as of the Closing Date, except as set forth on the Disclosure Schedule:

                  (a) Organization and Qualification. Killam is a corporation validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Killam is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction listed on the Disclosure Schedule.

                  (b) Capitalization. The authorized capital stock of Killam consists of 45,000 shares of Class A Common Stock and 5,000 shares of Class B Common Stock. There is no other capital stock of Killam authorized for issuance. There are 6,360 shares of Killam's Class A Common Stock issued and outstanding, and these shares constitute the total issued and outstanding share capital of Killam. There are no existing or outstanding options to purchase shares of Killam's common stock other than the Killam Options. Other than with respect to the Killam Options, no shares of Killam's capital stock are reserved for issuance and there are no warrants, convertible instruments or other rights, agreements or commitments, contingent or otherwise, obligating Killam to issue, sell or purchase shares of capital stock. The minute books, stock certificate books and stock ledgers, are complete and correct in all material respects and accurately reflect the conduct of the business and affairs of Killam.

                  (c) Subsidiaries of Killam. Set forth on the Disclosure Schedule is a list of all Subsidiaries of Killam as of the Closing Date hereof, including, with respect to each such Subsidiary, its jurisdiction of incorporation. All of the outstanding capital stock of each such Subsidiary has been duly authorized and validly issued, is fully paid, nonassessable and free of preemptive rights, and is owned beneficially and of record by Killam or by another Subsidiary free and clear of any lien, right, encumbrance or restriction of any nature, including, without limitation, any lien, right, encumbrance or restriction on transfer or voting. No shares of any such Subsidiary's capital stock are reserved for issuance, and there are no

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





        options, warrants, convertible instruments or other rights, agreements or commitments, contingent or otherwise, obligating a Subsidiary to issue, sell or purchase capital stock. To the knowledge of Seller and Management, Killam is not a partner or joint venturer with any other person. To the knowledge of Seller and Management, Killam is not subject to any obligation, contingent or otherwise, to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity other than ETKC or one of its Subsidiaries. Each such Subsidiary is in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, operate and lease its properties and to carry on its respective business as it is now being conducted. Seller and Management have delivered to Buyer complete and correct copies of the charter and bylaws of each such Subsidiary, as amended. Each such Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction listed on the Disclosure Schedule.

                  (d) Financial Statements. Seller has delivered to Buyer prior to the execution of this Agreement true and complete copies of: (i) the audited consolidated balance sheets of ETKC as at December 31, 1993 and 1992, and audited consolidated statements of earnings and cash flows for the years ended December 31, 1993 and 1992 accompanied by the report thereon by Arthur Andersen & Co., (ii) the audited consolidated balance sheet of ETKC as at October 31, 1994, and (iii) the unaudited consolidated balance sheet of ETKC as at December 31, 1994 (the "Balance Sheet") (all of the financial statements referred to in this Section 3.4(d), collectively, the "Financial Statements"). The audited balance sheet as at October 31, 1994 and the Balance Sheet fairly present the financial condition of ETKC as at October 31, 1994 and December 31, 1994, respectively, and the other Financial Statements fairly present the financial condition, results of operations and cash flows of ETKC as at the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles applied on a basis consistent with previous years. Since the date of the Balance Sheet, there has been no material adverse change in the financial condition, assets, liabilities, earnings, business or prospects of ETKC.

                  (e)  [Intentionally left blank.]


                  (f) No Undisclosed Liabilities. To the knowledge of Seller and Management, ETKC has no liabilities or obligations of any nature, other than (i) liabilities reflected on the Balance Sheet (in amounts not in excess of those included for such liabilities on the Balance Sheet), (ii) liabilities which are not required under generally accepted accounting principles to be accrued for or reserved against on the Balance Sheet and which were incurred in the ordinary course of business and which would not have a material adverse effect upon the business, assets or

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





        financial condition of ETKC, and (iii) liabilities incurred after the date of the Balance Sheet either in the ordinary course of business or in contemplation of the transactions contemplated by this Agreement, which would not have a material adverse effect upon the business, assets or financial condition of ETKC.

                  (g) Properties; Environmental and Health and Safety Matters. ETKC has good and marketable title to, or a valid and continuing leasehold interest in, all properties and assets, real and personal, reflected on the Balance Sheet, free and clear of all mortgages, liens, attachments, pledges, encumbrances or security interests of any nature whatsoever. To the knowledge of Seller and Management, ETKC has never owned any real estate. To the knowledge of Seller and Management, all leases pursuant to which ETKC leases real or personal property are in good standing, and are valid and in full force and effect in accordance with their respective terms. To the knowledge of Seller and Management, there are no uncured defaults under any such leases attributable to ETKC which would have a material adverse effect upon the business, assets or financial condition of ETKC, and no event has occurred that (whether or not with notice, lapse of time or both) would constitute such a default. To the knowledge of Seller and Management, all buildings, improvements, machinery, equipment, vehicles and items of tangible personal property used in connection with the operations of ETKC or Killam are adequate for the uses to which they are being put.

                  To the knowledge of Seller and Management, and except for such units and occurrences which would not have a material adverse effect upon the business, assets or financial condition of ETKC, the Disclosure Schedule accurately sets forth or describes:

                       (i) (A) landfills, surface impoundments, pits, ponds, lagoons, underground injection wells, waste piles, land treatment units and incinerators used by ETKC for the handling, treatment, recycling, reuse, storage and disposal (hereinafter "management") of Hazardous Materials (as defined below) and (B) all underground, in-ground or on-ground storage tanks on property which has been or is currently owned or leased by ETKC (including its predecessors in interest);

                       (ii) for all units identified in clause (i)(A), information on the time period used, type of Hazardous Material, method of management, and whether there has been evidence of releases of Hazardous Materials from such units onto the ground or subsurface or into groundwater or surface waters;

                       (iii) for all tanks identified in clause (i)(B), information on the time period used, Hazardous Material being stored, and when and what tests, if any, have been conducted regarding tank integrity and test results, and

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





             whether there are releases of Hazardous Material from such units onto the ground or subsurface or into groundwater or surface waters;

                       (iv) any evidence, including sample results, of soil, surface water, or groundwater contamination by Hazardous Materials on or migrating from property which has been or is currently owned or leased by ETKC which is not addressed by clauses (ii) or (iii);

                       (v)  a list of all sites to which hazardous
             wastes, as such term is defined under the Resources Conservation and Recovery Act, as amended ("RCRA") (hereinafter, "Hazardous Wastes") have been sent by ETKC since January 1, 1992, the owner or operator of such off-site facilities, the transporter of such Hazardous Wastes, and type of Hazardous Wastes;

                       (vi) reports of releases (including, but not limited to, continuous release reports) of Hazardous Material occurring on or from facilities owned or leased by ETKC and reported to (A) the National Response Center, State Emergency Response Commissions, Local Emergency Planning Committees or the United States Environmental Protection Agency (the "EPA") pursuant to requirements of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), RCRA, the Clean Water Act ("CWA") or other Federal statutes; or
             (B) any state or local governmental authority;

                       (vii) noncompliance by ETKC with conditions of environmental permits or licenses issued pursuant to, or other requirements of, the Clean Air Act, CWA, RCRA, the Toxic Substances Control Act of 1976 ("TSCA"), the Safe Drinking Water Act, CERCLA or similar state or local statutes, laws, ordinances, rules or regulations;

                       (viii)  Hazardous Waste Manifest Discrepancy
             Reports, RCRA biennial reports or similar state reports, Discharge Monitoring Reports, air emission monitoring reports and air emission inventories, filed by ETKC with any government agency since January 1, 1992;

                       (ix) Reports of environmental audits conducted of facilities owned or leased by ETKC, and action plans and progress reports responding to audit findings. Such audits include audits conducted by ETKC and its consultants, insurance companies or governmental agencies;

                       (x) Written claims, litigation and other legal proceedings (including but not limited to notices of violation, notices of noncompliance, citations, orders, investigation reports, consent orders, consent decrees and

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





             administrative or judicial enforcement proceedings) seeking or alleging money damages (resulting from injury to person or property), injunctive relief, remedial action, fines, penalties or any other remedy by reason of (A) violation of or noncompliance with any law, regulation, rule or requirement of law or regulation relating to pollution or protection of the environment ("Environmental Laws"), or any permit, license or registration issued thereunder; or (B) the disposal, discharge or release into the environment of Hazardous Materials; or (C) the ownership, operation or use of any landfill, surface impoundment, pit, pond, lagoon, underground injection well, waste pile, land treatment unit, wastewater treatment plant, air pollution control equipment, or any other unit used for disposal of Hazardous Materials; including, in all cases, all legal proceedings which have been concluded (e.g., a judgment or consent decree has been entered) but pursuant to which work is ongoing (e.g., a decree requiring remedial activity to be undertaken);

                       (xi)  All permits and licenses and pending
             applications for permits and licenses for facilities which are currently owned or leased by ETKC, including notifications to governmental agencies required by Sections 3010(a) (notice of hazardous waste activity) and 9002 (underground storage tanks) of RCRA and by comparable state laws, and notices and reports required pursuant to Sections 302, 311, 312 and 313 of Title III of the Superfund Amendments and Reauthorization Act of 1986 and comparable state laws;

                       (xii)  All current and expired or terminated
             contracts involving the off-site transportation or management of Hazardous Wastes generated by ETKC that were in effect at any time since January 1, 1992; and

                       (xiii) A description of the manner in which any asbestos-containing material in a friable condition is used or otherwise present at any facility which is currently owned or leased by ETKC.

                  To the knowledge of Seller and Management, ETKC is not in violation of any law, regulation or ordinance (including without limitation, laws, regulations or ordinances relating to building, health code, zoning, environmental, land use or similar matters) relating to its properties or facilities. To the knowledge of Seller and Management, the real property occupied or used by ETKC is not subject to any condition that requires clean-up or remediation by ETKC. To the knowledge of Seller and Management, such properties do not contain any Hazardous Material (as defined below), nor has any Hazardous Material been discharged or spilled thereon. To the knowledge of Seller and Management, ETKC has never owned or operated a Hazardous Waste landfill or any Hazardous Waste treatment, storage or disposal facility. To the knowledge of Seller and Management, there are

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





        no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of ETKC or its predecessors, either collectively, individually or severally, which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment, or transport, or the emission, discharge, release or threatened release into the environment, of any pollutant or waste, whether or not by ETKC or affecting its properties, and in each case which would have a material adverse effect upon the business, assets or financial condition of ETKC. To the knowledge of Seller and Management, there are no proceedings affecting any of the real properties currently owned or leased by ETKC pending or threatened which would have a material adverse effect on the present or future use of any such property for the purposes for which it was acquired or the purpose for which it is used. To the knowledge of Seller and Management, ETKC has not received any written notice from any governmental agency or other party alleging any liability with regard to the real property occupied or used by ETKC now or at any time or with regard to any off-site environmental conditions.

                  For purposes of this Agreement, "Hazardous Materials" shall mean (a) any substance defined as a "hazardous substance" under CERCLA, (b) any petroleum or petroleum-based products, (c) any chemical substance or mixture regulated under the TSCA, (d) any "toxic pollutant" under the CWA, and (e) any similar contaminant deemed "hazardous" or "toxic" and regulated under any applicable state statute similar to such Federal statutes and relating to pollution control or environmental matters; but only if such substances, products, mixtures, pollutants or contaminants described in this paragraph are present in quantities or concentrations of a magnitude sufficient to give rise to an obligation on the part of ETKC, under such applicable statute, to remediate such contamination and which obligation to remediate is enforced by the applicable governmental authority or agency.

                  (h) Governmental Authorizations. To the knowledge of Seller and Management, set forth on the Disclosure Schedule is a complete and accurate list of all governmental permits, licenses, franchises, concessions, zoning variances and other governmental approvals, authorizations and orders which have been obtained in connection with the conduct of the business now being conducted by ETKC. To the knowledge of Seller and Management, such approvals, authorizations and orders constitute all governmental approvals, authorizations and orders which are required under all applicable Federal, state or local laws and regulations for the operation of the business being conducted by ETKC as such business has been heretofore conducted. To the knowledge of Seller and Management, all such approvals, authorizations and orders are presently in full force and effect, ETKC is in

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





        compliance with the requirements thereof (except for minor violations that would not result in a suspension or forfeiture thereof and for other violations which claim would not have a material adverse effect upon the business, assets or financial condition of ETKC and its Subsidiaries taken together as a whole), no suspension or cancellation of any such approval, authorization or order is threatened, and the execution of this Agreement and the consummation of the transactions contemplated herein will not adversely affect the validity or effectiveness of, and will not require, for retention thereof after such change of ownership, the consent or approval of any party to, or any other person or 4.71 having jurisdiction of, any such approval, authorization or order. To the knowledge of Seller and Management, there are no disputes pending between ETKC and any governmental authority about its respective operations as presently being conducted. To the knowledge of Seller and Management, Buyer has been furnished or provided with an opportunity to review all material reports and applications filed by ETKC with any 4.71 in the last three years.

                  (i) Intangibles. To the knowledge of Seller and Management, set forth on the Disclosure Schedule is an accurate list and description of all patents, trademarks, trade names, service marks, brand names and copyrights, and registrations and applications therefor, used in the conduct of the business of ETKC or the use of which is necessary for the business of ETKC as now being conducted (the "Intangibles") and all licenses, sublicenses or other rights or obligations entered into or granted by or to ETKC with respect thereto. To the knowledge of Seller and Management, ETKC owns or possesses adequate rights to use, free and clear of any obligation of payment, encumbrance, lien or claim, all such Intangibles. To the knowledge of Seller and Management, no person has made any claim or demand upon ETKC pertaining to, and no proceeding is pending or threatened which challenges, the rights of ETKC in respect of any Intangibles. To the knowledge of Seller and Management, ETKC has not infringed or engaged in the unauthorized use of any patent, trademark, trade name, service mark, brand name or copyright, or any invention, technology, technical know-how, process, design, trade secret or other intellectual property of any third party.

                  (j) Insurance. To the knowledge of Seller and Management, ETKC is not in default with respect to any provisions of any policy of general liability, fire, title or other form of insurance held by it, except for defaults that would not result in a cancellation of any such policy or a denial of coverage thereunder, ETKC is current in the payment of all premiums due or has reserved for such premiums due on such insurance, and ETKC has not failed to give any notice or present any claim thereunder in due and timely fashion, except where such failure would not result in a cancellation of any such policy or a denial of coverage thereunder. All policies of insurance held by ETKC are listed on the Disclosure Schedule. To the knowledge of Seller and Management, under the terms of the policy relating thereto,

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





        no such insurance will be automatically terminated or canceled by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                  (k)  Employee Benefit Plans.  For the purposes of this
        Section 3.4(k), the following definitions shall apply:

                  (i) Accumulated Funding Deficiency: An "accumulated funding deficiency" as defined in ERISA Section 302(a)(2) or the last two sentences of Section 412(a) of the Code.

                  (ii) Complete Withdrawal: A "complete withdrawal" from a Multiemployer Plan as defined in Section 4203 of ERISA.

                  (iii) ERISA: The Employee Retirement Income Security Act of 1974, as amended and in effect at the time of execution of this Agreement.

                  (iv) ERISA Affiliate: ERISA Affiliate shall mean any member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code) which includes ETKC.

                  (v) Multiemployer Plan: A "multiemployer plan" as defined in ERISA Section 3(37) or Section 414(f) of the Code.

                  (vi) Partial Withdrawal: A "partial withdrawal" from a Multiemployer Plan as defined in Section 4205 of ERISA.

                  (vii) Plan Termination: A termination of a Pension Plan, whether partial or complete, within the meaning of Title IV of ERISA.

                  (viii)  PBGC:  The Pension Benefit Guaranty
             Corporation.

                  (ix) Pension Plan: A "pension plan" or "employee pension benefit plan" as defined in Section 3(2) of ERISA.

                  (x)  Prohibited Transaction:  A "prohibited
             transaction" as defined in ERISA Section 406 or Section 4975(c) of the Code.

                  (xi) Reportable Event: A "reportable event" as defined in Section 4043(b) of ERISA.

                  (xii) Welfare Plan: A "welfare plan" or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

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





                  To the knowledge of Seller and Management, except for instances of noncompliance and other events which would not jeopardize the qualification of any Pension Plan or Welfare Plan under the Code or under ERISA and which would not otherwise have a material adverse effect upon the business, assets or financial condition of ETKC:

                  (i) ETKC does not maintain or contribute to any Pension Plan or any Welfare Plan, and neither ETKC nor any ERISA Affiliate contributes to any Multiemployer Plan. All Pension Plans and Welfare Plans of ETKC have been administered in compliance with their terms, ERISA and, where applicable, the Code. The Internal Revenue Service has issued a favorable determination letter with respect to the qualification of each such Pension Plan which is intended to qualify under Section 401(a) of the Code and the exemption of any corresponding trust. A copy of the most recent determination letter for each Pension Plan has been furnished to Buyer, and nothing has occurred since the date of each such determination letter that would cause the relevant Pension Plan or trust to lose such qualification or exemption. With respect to each Pension Plan: (1) there is no fact, including, without limitation, any Reportable Event, that exists that would constitute grounds for termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (2) neither ETKC nor any fiduciary, trustee or administrator of any Pension Plan or Welfare Plan has engaged in any Prohibited Transaction that would subject ETKC to any tax or any penalty imposed by ERISA or the Code;
             (3) ETKC has no liability to the PBGC (other than for payment of premiums); and (4) there is no Accumulated Funding Deficiency with respect to any Pension Plan maintained by ETKC or by any ERISA Affiliate, whether or not waived.

                  (ii) No Pension Plan or Welfare Plan, ETKC or any ERISA Affiliate, or any "party in interest" or "disqualified person" (as such terms are defined in Section 3 of ERISA and Section 4975 of the Code) with respect to any Pension Plan or Welfare Plan has taken any action including the making of any investment, or failed to take any action, that would subject any of them or any other person to any liability for any tax or for breach of fiduciary duty with respect to or in connection with any Pension Plan or Welfare Plan. No Pension Plan or Welfare Plan, administrator or fiduciary of any Pension Plan or Welfare Plan, or ETKC has any liability under any provision of any applicable law by reason of any communication or failure to communicate with respect to or in connection with any Pension Plan or Welfare Plan, or any filing or failure to file with any governmental entity. No Pension Plan or Welfare Plan, administrator or fiduciary of any Pension Plan or Welfare Plan, or ETKC or any ERISA

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





             Affiliate has any liability to any plan participant, beneficiary or other person under any provision of any applicable law by reason of any payment of benefits or other amounts or failure to pay benefits or any other amounts, or by reason of any credit or failure to give credit for any benefits or rights (such as, but not limited to, vesting rights) with respect to benefits under or in connection with any Pension Plan or Welfare Plan, other than benefit claims in the normal administration of each Pension Plan or Welfare Plan. ETKC is not delinquent or in arrears on any amounts owed to, or with respect to any contributions under, any Pension Plan or Welfare Plan. No person is a participant in or eligible for participation (without regard to age or service) in, any Pension Plan or Welfare Plan who is not a present or former employee of ETKC or a beneficiary of such an employee. None of the Pension Plans or Welfare Plans provides for continuing accrual of benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment with ETKC other than Killam's post-retirement medical plan.

                  (iii) There has been no Plan Termination that has occurred during the five-year period ending on the Closing Date. ETKC has not incurred any liability under Title IV of ERISA with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, ETKC, within the meaning of Sections 414(b) or (c) of the Code. No event has occurred and no condition exists with respect to any Pension Plan or Welfare Plan that would subject ETKC to any tax under Section 4972, 4977, 4979 or 4980B of the Code or to a fine under ERISA
             Section 502(c) with respect to any such plan. No Welfare Plan is funded with a trust or other funding vehicle, other than insurance policies. There has occurred no Complete Withdrawal or Partial Withdrawal with respect to any Multiemployer Plan that would cause ETKC to incur any liability under or as a result of ERISA other than to the extent reserved for or accrued against in the Balance Sheet, and all payments required to be made to any such Plan by ETKC under any applicable collective bargaining agreements have been made. There are no actions, arbitrations or claims pending or threatened with respect to any Pension Plan, Welfare Plan or other employee benefit plans or any fiduciary or sponsor thereof.

                  (l) Descriptions and Lists. To the knowledge of Seller and Management, set forth on the Disclosure Schedule is an accurate and complete list of the following oral or written contracts, agreements, leases and other documents presently in effect to which ETKC is a party or by which it or its respective properties or assets are bound, other than agreements and other commitments which would not have a material adverse effect upon the business, assets or financial condition of ETKC and other

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





        than agreements and other commitments the termination of which would not have a material adverse effect upon the business, assets or financial condition of ETKC:

                       (i) a list of all interests in real property owned or leased by ETKC;

                       (ii) a list of (A) each customer that accounted for more than $100,000 of ETKC's revenues during calendar 1994; (B) each agreement containing any covenant restricting the freedom of ETKC to compete in any line of business or area or with any person; (C) each agreement obligating, absolutely or on a contingent basis, ETKC to make payments to a third party based on its future sales, revenues or earnings from a product or service; and (D) each agreement of ETKC not made in the ordinary course of business which is not otherwise disclosed pursuant to another section of the Disclosure Schedule;

                       (iii)  a list of (A) the names and salaries,
             bonuses and vacation allowances of all present officers and employees of ETKC, including the last date of any increase in such persons' compensation; (B) any persons on leave of absence or who are currently collecting disability payments; and (C) all employment, consulting or similar compensation agreements of ETKC which may not be terminated without penalty within 60 days after the Closing;

                       (iv) a list of all bonus, incentive compensation, deferred compensation, profit-sharing, stock option, retirement, pension, severance, death benefit or other fringe benefit plans, agreements or arrangements of ETKC in effect, or under which any amounts remain unpaid on the Closing Date;

                       (v)  a list of all labor unions or other
             organizations representing any employees of ETKC;

                       (vi) a list of each agreement or other instrument or arrangement defining the terms on which any outstanding indebtedness of ETKC has been issued;

                       (vii) a list of each outstanding commitment by ETKC to make a capital expenditure, capital addition or capital improvement involving an amount in excess of $250,000;

                       (viii) the name and location of every bank in which ETKC has an account, safe deposit box or line of credit, the identifying number of all such accounts and safe deposit boxes, and the names of all persons having power to borrow, discount debt obligations, cash or draw checks or otherwise act on behalf of the respective corporation in any dealings with such banks;

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                       (ix)  all industrial hygiene surveys prepared by
             or on behalf of ETKC since January 1, 1990, to the extent reasonably available from the records of ETKC;

                       (x)  summaries of all epidemiological or
             toxicological studies conducted by or on behalf of ETKC since January 1, 1990, to the extent reasonably available from the records of ETKC;

                       (xi) all occupational safety and health reports filed with governmental agencies or instrumentalities by or on behalf of ETKC since January 1, 1990, to the extent reasonably available from the records of ETKC;

                       (xii) annual summaries of workers compensation liabilities of ETKC since January 1, 1990, to the extent reasonably available from the records of ETKC;

                       (xiii) all citations, notices of violations, orders, consent orders, administrative or judicial enforcement proceedings from governmental agencies or instrumentalities with respect to health or safety matters currently pending against ETKC;

                       (xiv) all medical surveillance programs currently provided for employees involved with raw materials and products (including waste products) used or produced, to the extent reasonably available from the records of ETKC;

                       (xv) a list of each accident or event which has resulted in, or may result in, a claim against ETKC that personal injury, property damage or economic loss was caused by ETKC or involved any employee of ETKC in his capacity as an employee, to the extent reasonably available from the records of ETKC; and

                       (xvi) a list of all claims (other than health and dental claims) filed and currently pending under the insurance policies listed pursuant to Section 3.4(j)
             (including, in their aggregate amount, employee benefit claims other than health or dental insurance claims).

                  (m) Validity. To the knowledge of Seller and Management, there is no default on the part of ETKC, or basis on which, with notice or lapse of time or both (including notice of this Agreement), a default would exist, in any obligation on the part of ETKC to be performed under any lease, contract, plan, policy or other instrument or arrangement referred to in Section 3.4(l) that would entitle any other party to or beneficiary under any such lease, contract, plan, policy or other instrument or arrangement to unilaterally terminate or seek relief under such lease, contract, plan, policy or other instrument or arrangement.

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





                  (n) No Changes. To the knowledge of Seller and Management, since the date of the Balance Sheet, there has not been:

                       (i) any damage, destruction or loss (whether or not covered by insurance) to property materially adversely affecting the condition (financial or otherwise), assets, liabilities, earnings or business of ETKC;

                       (ii) any declaration, setting aside or payment of any dividend, or other distribution, in respect of the capital stock of ETKC or any direct or indirect redemption, purchase or other acquisition of such stock;

                       (iii) any issuance or sale by ETKC of any bonds or other corporate securities;

                       (iv) any amendment, termination or waiver of any right belonging to ETKC except for amendments, terminations or waivers which would not have a material adverse effect upon the business, assets or financial condition of ETKC;

                       (v) any increase in the compensation or benefits payable or to become payable by ETKC to any of its respective officers or employees except for ordinary increases for non-management employees in accordance with prior practice; or

                       (vi)  any other action or event not in the
             ordinary course of business.

                  (o) Litigation or Proceedings. To the knowledge of Seller and Management, ETKC is not engaged in, or a party to, or threatened with, any claim or legal action or other proceeding before any court, arbitration panel or administrative agency, or any governmental investigation. To the knowledge of Seller and Management, there are no orders, rulings, decrees, judgments or stipulations to which ETKC is a party by or with any court, arbitrator or administrative agency adversely affecting ETKC or its business or properties.

                  (p) Compliance with Laws. To the knowledge of Seller and Management and except with respect to matters set forth in Sections 3.1(f) and 3.4(g) and (k), as to which no representation or warranty, implied or expressed, is made in this Section 3.4(p), ETKC (i) is not in violation of any applicable building, zoning, occupational safety and health, or other Federal, state or local law, ordinance, regulation, rule, order or governmental policy applicable to its plants, structures or equipment or the operation thereof, or any employment, equal opportunity or similar law, ordinance, regulation, rule, order or governmental policy, or any other Federal, state or local law, ordinance, regulation, rule, order or governmental policy applicable to it, or to its respective business or assets; (ii) has not received

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





        any complaint which is currently pending from any governmental authority, and none is threatened, alleging that it has violated any such law, ordinance, regulation, order or policy; (iii) has not received any notice from any governmental authority of any pending proceedings to take all or any part of its properties (whether leased or owned) by condemnation or right of eminent domain and no such proceeding is threatened; and (iv) is not a party to any agreement or instrument, or subject to any charter or other corporate restriction or judgment, order, writ, injunction, rule, regulation, code or ordinance, which has a material adverse effect upon the business, assets or financial condition of ETKC.

                  (q) Labor Matters. To the knowledge of Seller and Management, there are no labor organizing activities, election petitions or proceedings, labor strikes, disputes, slowdowns, work stoppages or unfair labor practice complaints, pending or threatened against ETKC or between ETKC and any of its employees, nor have there been any such activities or controversies within the two years prior to this Agreement. To the knowledge of Seller and Management, no labor grievance has been filed with any Federal or state governmental agency and no arbitration proceeding has arisen out of or under collective bargaining agreements and is pending and no claim therefor has been asserted.

                  (r) Powers of Attorney. To the knowledge of Seller and Management, ETKC has no powers of attorney or similar authorizations outstanding.

                  (s) No Termination of Relationship. To the knowledge of Seller and Management, no relationship between ETKC and any distributor, customer, supplier, lender, employee or other person may be terminated as a result of the execution of this Agreement.

                  (t) Backlog; Quotations. The Disclosure Schedule contains an accurate list of all firm purchase orders and commitments for services and products that make up the backlog of ETKC as of approximately January 15, 1995 (other than with respect to the Killam division known as "Killam East," as to which such date is approximately December 25, 1994), as well as the sum of such backlog. To the knowledge of Seller and Management, such orders and commitments, together with any quotations for work which are outstanding at this time, contain, in the aggregate, terms and conditions that are consistent with the practices of ETKC in the ordinary course of business prior to the Closing Date.

             Section 3.5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller and Management that, as of the Closing Date:

                  (a) Organization and Good Standing. Buyer is a corporation validly existing and in good standing under the laws

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





        of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

                  (b)  Authority.   The execution and delivery of this
        Agreement by Buyer, and the consummation of the transactions contemplated hereby to be performed by Buyer, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement, the Note, the Custody Agreement, the Pledge Agreement, the Amendment Agreement and the Option Agreements (the "Agreements") constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with the terms hereof and thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors or by general principles of equity. Neither the execution, delivery and performance of the Agreements by Buyer, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in such a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Buyer, each as amended, or of any note, bond, mortgage, indenture, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected; or (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or its properties or assets. Except for a filing under the HSR Act, and filings with certain states under "blue sky" laws with respect to the Buyer Options, no consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of the Agreements by Buyer or the consummation of the transactions contemplated hereby.

                  (c) Brokers and Finders. Buyer has not employed any broker, agent or finder, or incur or will incur any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

                  (d) Hart-Scott-Rodino Filing. Buyer has complied in all material respects with all applicable requirements under the HSR Act, and the rules and regulations promulgated thereunder, relating to making, filing with and furnishing information to the Federal Trade Commission and the United States Department of Justice in connection with the transactions contemplated hereby.

                  (e) Due Diligence; Responsibility to Notify. Buyer and its representatives have been afforded access to the books, records and premises of ETKC and its Subsidiaries and have been given the opportunity to meet with officers, employees and other representatives of ETKC and its Subsidiaries for the purpose of

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





        obtaining information with respect to the business of ETKC and its Subsidiaries in order to determine whether to proceed with the transactions contemplated by this Agreement. Buyer is not aware of any event, condition or circumstance occurring at any time on or prior to the Closing Date which would cause any representation or warranty made by Seller or Management in this Agreement to be misleading, inaccurate or false or which would constitute a violation or breach of this Agreement, and such failure of Buyer to so notify the other parties hereto shall preclude Buyer from asserting any claim against the other parties in respect of such matter.

                  The Pledge Agreement creates a valid security interest in favor of Seller in the Collateral (as such term is defined in the Pledge Agreement), including, without limitation, the U.S. Treasury security subject to the Pledge Agreement (the "Pledged Securities") and, upon the registration of the Custodian, as agent for Seller, as the owner of the Pledged Securities, Seller shall have a perfected first priority security interest in such Pledged Securities.


                                    ARTICLE 4

                                CERTAIN COVENANTS

             Section 4.1. Expenses. Except as may be otherwise expressly contemplated hereby, all expenses paid or incurred by any party hereto shall be borne by such party. All sales, transfer or similar taxes required to be paid in respect of the transfer of the Shares contemplated hereby shall be the responsibility of Seller. Notwithstanding the foregoing, this
        Section 4.1 shall not be construed as relieving any party from any liability which it may have for any breach of any representation or warranty made by it herein or any failure to perform any obligation or comply with any covenant imposed on it herein.

             Section 4.2. Further Assurances. From time to time and at any time after the Closing, and without further expense to the requesting party, each party will execute and furnish to the requesting party all documents and will do or cause to be done all other things that the requesting party may reasonably request in order to give full effect to this Agreement and to effectuate the intent of the parties.

             Section 4.3. Confidentiality of Information. Seller agrees that (a) it has obtained and may in the future obtain confidential and proprietary information about ETKC, Killam, Buyer or any parent, subsidiary or affiliate of Buyer (as the case may be, a "TPS Entity"), including, but not limited to, business plans strategies, customer lists, and financial and statistical information and (b) it will not disclose, directly or indirectly, such information or use it for any purpose other than

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





        for such TPS Entity's benefit. The obligations of confidentiality in this Section 4.3 shall not apply to any information which (a) was known to Seller or to the public prior to receipt by Seller from another party hereto; (b) is or becomes generally available to the public other than as a breach of this Agreement by Seller; (c) is disclosed to Seller by a third party having a legal right to make such disclosure (e.g., other than by employees, auditors and other representatives of the parties to this Agreement); or (d) is required to be disclosed in compliance with applicable law or legal process. The obligations under this
        Section 4.3 shall terminate on the second anniversary of the Closing Date.

                  Seller agrees that damages are an inadequate remedy for any breach of this Section 4.3 and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach hereof.

             Section 4.4.  Releases.

                  (a) Seller hereby releases, holds harmless and forever discharges ETKC and Killam, their respective successors, assigns, agents, servants, employees, principals, directors, officers, administrators, stockholders, affiliates, subsidiaries and related companies, including, without limitation, Management, of and from any and all actions, causes of action, claims, demands, costs, liabilities, losses, expenses and compensation, past, present or future, known or unknown, which it ever had, now has or may have against any of the foregoing arising from actions, omissions, circumstances or conditions that existed on or prior to the Closing Date; provided, however, that nothing contained in this Section 4.4(a) shall be deemed to relieve ETKC or Management of any obligation imposed on it or them by this Agreement; and further provided, that nothing contained in this Section 4.4(a) shall be deemed to relieve ETKC of its obligation to pay when due loans payable by ETKC to Nord Est Finance in the principal amount of $1,500,000. This release is binding on Seller's agents, servants, employees, affiliates, related companies, assigns and successors in interest.

                  (b) Management hereby releases, holds harmless and forever discharges Seller, ETKC and Killam, and their respective successors, assigns, agents, servants, employees, principals, directors, officers, administrators, stockholders, affiliates, subsidiaries and related companies of and from any and all actions, causes of action, claims, demands, costs, liabilities, losses, expenses and compensation, past, present or future, known or unknown, which it ever had, now has or may have against any of the foregoing arising from actions, omissions, circumstances or conditions that existed on or prior to the Closing Date, including without limitation any claim for or with respect to any portion of the Purchase Price; provided, however, that nothing

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





        contained in this Section 4.4(b) shall be deemed to relieve Seller, ETKC or Killam of any obligation imposed on them by this Agreement. This release is binding on Management's agents, servants, employees, affiliates, related companies, assigns and successors in interest.

                  (c) ETKC hereby releases, holds harmless and forever discharges, and concurrently with the execution and delivery of this Agreement, ETKC shall cause each of its Subsidiaries to release, hold harmless and forever discharge, Seller, Management and their successors, assigns, agents, servants, employees, principals, directors, officers, administrators, stockholders, affiliates, subsidiaries and related companies of and from any and all actions, causes of action, claims, demands, costs, liabilities, losses, expenses and compensation, past, present or future, known or unknown, which it ever had, now has or may have against Seller or Management arising from actions, omissions, circumstances or conditions that existed on or prior to the Closing Date; provided, however, that nothing contained in this
        Section 4.4(c) shall be deemed to relieve Seller or Management of any obligation imposed on them by this Agreement. This release is binding on ETKC's agents, servants, employees, affiliates, related companies, assigns and successors in interest.

             Section 4.5. Covenant Against Competition; Solicitation and Hiring of Former Employees. For a period of five years after the Effective Date, Seller shall not, directly or indirectly:

                  (a) engage in any business that provides any services or products competitive with those offered by ETKC or Killam as of the Effective Date in the states of Alabama, New Jersey, New York, Ohio and/or Pennsylvania, or

                  (b) without the prior written consent of Buyer, (i) solicit any person employed by ETKC or Killam (or any of their affiliates) on the Effective Date to terminate his employment with ETKC or Killam (or any of such affiliates) or to become an employee of Seller or any affiliate of Seller, or (ii) hire any such employee except Eugene Leventis and except for employees involuntarily terminated by ETKC or Killam (or any of their affiliates).

                  The parties hereto agree that the scope, duration and geographic area of the covenant against competition set forth in
        Section 4.5(a) above are reasonable. If any court of competent jurisdiction determines that the scope, duration or geographic area are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest scope, the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that such noncompetition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state in which this provision is intended to be effective.

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






                  Seller agrees that damages are an inadequate remedy for any breach of this Section 4.5 and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach hereof. The parties acknowledge that for purposes of this Section 4.5, the prohibitions on Seller shall apply to Nord Est S.A. only.

             Section 4.6. Payment of Certain Indebtedness. Buyer hereby irrevocably and unconditionally covenants to cause and guarantee that (a) ETKC shall pay the loan payable by ETKC to Nord Est Finance in the principal amount of $1,500,000, together with accrued interest thereon, when and as due, and (b) Killam shall pay the loans payable by Killam to Banque Nationale de Paris ("BNP") (i) in the principal amount of $200,000, pursuant to the Term Loan Agreement dated February 27, 1987 between Killam and BNP, together with accrued interest thereon, when and as due, and
        (ii) outstanding as of the Closing Date pursuant to the Revolving Credit Facility dated March 31, 1994 between Killam and BNP together with accrued interest thereon, when and as due.

             Section 4.7.  Tax Matters.

                  (a) Seller shall prepare or cause to be prepared when due all returns in respect of Federal Income Taxes and Taxes of ETKC and its Subsidiaries for any taxable years or periods ending on or prior to the Closing Date in accordance with ETKC's and its Subsidiaries' past custom and practice. Seller shall allow Buyer opportunity to review and comment on such returns. In the case of any such return, Buyer shall cause ETKC and its Subsidiaries to sign and file such returns and pay any Federal Income Tax and Tax due on a timely basis upon delivery by Seller of the completed return to Buyer and receipt of payment from Seller of any Federal Income Tax and Tax shown as due on such return,

                       (i) reduced by the amount of such Federal Income Taxes and Taxes that have been accrued for or reserved against in the Effective Date Balance Sheet,

                       (ii)  reduced by the amount of any estimated
             payments of Federal Income Taxes or Taxes, as the case may be, and

                       (iii) with respect to Federal Income Taxes and Taxes of ETKC and its Subsidiaries attributable to the taxable period beginning January 1, 1995 and ending on the Closing Date (the "Straddle Period"), reduced (or increased) by the amount by which the Federal Income Taxes or Taxes (as the case may be) of ETKC and its Subsidiaries attributable to the Straddle Period (which amount shall not be less than zero) exceed (or are less than) the Federal Income Taxes or Taxes (as the case may be) that would have been imposed on

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





             ETKC and its Subsidiaries with respect to a taxable year beginning January 1, 1995 and ending on the Effective Date, determined in accordance with ETKC's and its Subsidiaries' past custom and practice; provided, that any expenses incurred by ETKC and its Subsidiaries within the Straddle Period in connection with the transactions contemplated by this Agreement (including, without limitation, brokerage, accounting, attorneys' fees and compensatory payments made to Management) shall be deemed to have been accrued on the day prior to the Effective Date, regardless of when actually accrued, but only to the extent that such expenses are accrued on the Effective Date Balance Sheet; and provided further that notwithstanding anything in this Agreement to the contrary and for the purposes of the avoidance of doubt, any additional amount payable by Seller to Buyer pursuant to this clause (iii) shall be deemed to be a payment with respect to Seller's obligation, if any, under Article 5 to indemnify the Buyer in respect of any Federal Income Taxes or Taxes incurred with respect to any Straddle Period to the extent that any net tax loss which is attributable to the portion of the Straddle Period following the Effective Date and which resulted in the payment of such additional amount is disallowed.

                  (b) Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Federal Income Tax and Tax Returns pursuant to this Section 4.7 and any audit, litigation or other proceeding with respect to Federal Income Taxes and Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records, files, books, documents and information which are reasonably relevant to any such preparation, filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books, files, documents, information and records with respect to Federal Income Tax and Tax matters pertinent to ETKC and its Subsidiaries relating to any tax periods ending on or prior to the Closing Date and any tax periods beginning before the Closing Date and ending after the Closing Date until the expiration of any applicable statute of limitations or extensions thereof.

                  (c) Any refunds or credits of Federal Income Taxes and Taxes (including interest thereon) received by or credited to ETKC or any of its Subsidiaries attributable to taxable years or periods ending on or before the Effective Date (not including any refund or credit attributable to the carryback of losses, credits, or other items attributable to taxable years or periods ending after the Effective Date) shall be for the benefit of Seller, and Buyer shall use its best efforts to obtain such refunds and shall cause ETKC and its Subsidiaries to pay over to Seller any such refunds immediately upon receipt thereof;

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





        provided that notwithstanding anything to the contrary in the foregoing, all other refunds or credits shall be for the benefit of Buyer; provided further that, for purposes of this Section 4.7(c), any taxable year or period beginning before the Effective Date and ending after the Effective Date (x) shall be deemed to consist of two hypothetical taxable years, the first taxable year ending on the Effective Date and the second beginning immediately after the Effective Date; (y) items of income, loss, credit or other items shall be apportioned between such two hypothetical taxable years on the basis of a closing of the books of ETKC and Subsidiaries as of the end of the Effective Date; and (z) any expenses incurred by ETKC and its Subsidiaries within the Straddle Period in connection with the transactions contemplated by this Agreement (including, without limitation, brokerage, accounting, attorneys' fees and compensatory payments made to Management) shall be deemed to have been accrued on the day prior to the Effective Date, regardless of when actually accrued, but only to the extent that such expenses are accrued on the Effective Date Balance Sheet.

             Section 4.8. Maintenance of Certain Insurance Policies; Additional Insurance. Buyer covenants to maintain in full force and effect all liability insurance policies, including without limitation professional liability insurance policies, maintained by ETKC or any of its subsidiaries as of the Effective Date (or to maintain in full force and effect equivalent policies) for a period of not less than two years after the Effective Date, provided that such insurance is available to Buyer on commercially reasonable terms. If such insurance is available to Buyer on commercially reasonable terms, but is not so maintained, then Damages, as such term is defined in Section 5.6, shall not include any amount which would have been recoverable from the insurer had such insurance policies been maintained. If Buyer shall cause ETKC to cancel any such insurance policies, Buyer shall provide Seller and Management with thirty (30) days prior written notice of such cancellation. Notwithstanding the foregoing, Buyer reserves the right at any time and from time to time to increase the deductibles under any such policies, provided that Damages, as such term is defined in Section 5.6, shall not include the amount of any increase in such deductibles. Buyer further covenants to use reasonable efforts to increase the amount of professional liability insurance coverage maintained by ETKC to not less than $10,000,000 and to make such increase retroactive for a period of five years prior to the Effective Date, provided in each case that such additional insurance is available to Buyer on commercially reasonable terms, and provided, further, that the cost of such additional expense shall not be accrued as an expense or capitalized on the Effective Date Balance Sheet in determining the Net Tangible Book Value of ETKC as of the Effective Date.

             Section 4.9. Certain Compensation and Related Matters. Buyer covenants solely with Management as follows:

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                  (a)  Management Base Salaries.  Buyer will continue to
        pay Management after the Closing at rates equal to their base salaries in effect as of the Effective Date. Such base salaries will be subject to review annually in accordance with Buyer's standard policies. Management acknowledges that (i) such policies will require, among other things, that salary recommendations be approved by both the Compensation Committee of Buyer's Board of Directors and the Operating Committee of Thermo Electron and (ii) because Buyer reviews salaries annually after the end of its fiscal year, Buyer intends to move toward a single annual salary review for Management, as soon as is consistent with proper and equitable implementation. Nothing in this
        Section 4.9(a) or elsewhere in this Agreement is intended to confer upon any member of Management any right to continued employment.

                  (b) Cash Bonuses. Buyer will pay such cash bonuses to management personnel of Killam and its Subsidiaries, including Management, with respect to calendar year 1994 in the amount of $700,000 and with respect to the period from January 1, 1995 through the Effective Date in the amount of $30,000, which amounts will be accrued on the Effective Date Balance Sheet pursuant to Section 1.3(d). The timing of the payment of such bonuses shall be consistent with Killam's past practices. Buyer will pay cash bonuses to management personnel of Killam and its Subsidiaries, including Management, with respect to calendar year 1995 at the rate of 12% of the pretax income of Killam and its Subsidiaries after payment of the annual management fee to Thermo Electron, but without reduction for the amortization of the increased goodwill on Buyer's books associated with the acquisition of ETKC. Management acknowledges that the management fee referred to in the preceding sentence is a fee paid by all subsidiaries of Thermo Electron, that such fee currently equals 1.25% of each subsidiary's gross revenues, and that such fee may be changed by mutual agreement of Thermo Electron and Buyer. Bonuses with respect to calendar year 1995 not accrued for on the Effective Date Balance Sheet will be prorated from the Effective Date through December 31, 1995. Buyer and Management agree to discuss late in calendar 1995 or early in calendar 1996 the terms on which bonuses with respect to calendar years 1996 and beyond would be paid to management personnel of Killam and its Subsidiaries. Management acknowledges, however, that such bonuses would be (a) linked to meeting certain minimum pretax income expectations to be determined prior to the beginning of each year and (b) paid as a percentage of the pretax income of Killam and its Subsidiaries, after (i) amortizing not more than $750,000 of the increased goodwill (excluding amortization of the building intangible) on Buyer's books associated with acquisition of ETKC and (ii) payment of the annual management fee to Thermo Electron. Buyer agrees that neither (i) interest payable or accrued with respect to the Note nor (ii) any compensation charges for tax and/or financial accounting purposes attributable to the exchange of the Killam Options, the exercise of any Buyer Options and the payment of the option exercise price therefor

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        will be charged against the income of Killam and its Subsidiaries for purposes of calculating the payment of bonuses.

                  (c) Floor Price on Buyer Shares. In the event that any member of Management desires to sell in the open market any or all of the shares of Buyer's common stock that may be issued upon exercise of the Buyer Options at any time prior to January 29, 2002, (subject to the resale restrictions in the Shareholders' Agreement and the Amendment Agreement) but cannot do so at prices equal to at least $8.00 per share, as adjusted for stock dividends, stock splits, reclassifications and similar events (the "Floor Price"), Buyer will either, in its discretion, buy any such shares that cannot be sold for at least the Floor Price for an amount equal to the Floor Price or (ii) permit such member of Management to sell such shares in the open market at such price or prices as may be obtainable and pay to such member an amount which is equal to the difference between the Floor Price and the amount which such member received (before taking into account commissions, taxes and other transaction costs) upon such sales. Each member of Management agrees, as a condition to such agreements by Buyer, to give Buyer reasonable prior written notice of any such intention to sell such shares and to consult with Buyer as to the timing of such sales.

                  (d) Grants of Additional Options. Within 60 days after the Closing, Buyer will grant options to purchase an aggregate of 500,000 shares of Buyer's common stock to such persons, and in such amounts, as may be mutually agreeable to Management and Buyer. All such options (i) will be granted pursuant to Buyer's Equity Incentive Plan, a copy of which has been previously provided to Management, (ii) will be evidenced by stock option agreements in substantially the form of Exhibit H hereto, and (iii) will be exercisable at a price equal to the fair market value of the stock on the date of approval by the Board of Directors.

                  (e) Retirement Plans. To the extent permitted by ERISA and other applicable law, (i) Killam's employees will continue to participate in Killam's existing Salaried Employees Savings and Investment Plan (the "401(k) Plan"), and (ii) Killam will continue to be permitted to make matching contributions to the 401(k) Plan in accordance with the terms of such plan. As soon as practicable after the Closing, Buyer will cause the 401(k) Plan to be amended so that it will conform to the description set forth on Exhibit I hereto (the "Plan Amendment"). Buyer explicitly reserves the right, however, to further amend the 401(k) Plan from time to time to change the annual profit-sharing contribution from the amount set forth in the Plan Amendment after consultation with Management.

                  (f) Employee Stock Purchase Plan. All otherwise eligible Killam employees, including Management, will be entitled to participate in any employee stock purchase plan adopted from time to time by Buyer, in accordance with the terms thereof.

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                  (g)  Post-Retirement Medical Plan.  As soon as
        practicable after the Closing, Buyer will cause Killam's post-retirement medical plan to be amended so that it will conform to the description set forth on Exhibit I hereto.

                  (h) Defined Benefit Retirement Plan. As soon as practicable after the Closing, Buyer shall, at its discretion, either terminate or freeze Killam's current defined benefit retirement plan, consistent with the description set forth on
        Exhibit I hereto.

                  (i) Other Employee Benefit Policies and Programs. Except as otherwise provided in this Section 4.9 and except to the extent required by applicable law from time to time, Thermo will not make any material changes in any employee benefit policies and programs of Killam and its Subsidiaries, such as vacation policies, life insurance programs and health insurance programs, for a period of two years after the Closing. If, as a result of changes to the employee benefit policies and programs applicable to Buyer's other employees over such two-year period, material differences between such policies and programs and the policies and programs of Killam and its Subsidiaries develop or are identified, Buyer reserves the right thereafter to require such policies and programs to be conformed to Buyer's policies and programs.

             Section 4.10.  Certain Environmental Matters.

                  Buyer shall, in its sole discretion, determine within one year after the Effective Date whether any further action is required as a result of certain groundwater sampling conducted on the Killam property at 21-27 Bleeker Street in Millburn, New Jersey, during Buyer's due diligence process.

                  Irrespective of any further sampling and investigation, if at any time prior to the fifth anniversary of the Effective Date Killam shall be required by any applicable governmental agency to take corrective or remedial action with regard to perchloroethelyne or trichloroethylyne at 21-27 Bleeker Street in Millburn, New Jersey discovered during Buyer's due diligence process, then (a) Buyer shall notify Seller and Management of such request and (b) within ten days after presentation of Buyer's statement or statements setting forth its out-of-pocket costs incurred in connection with any monitoring, reporting and/or remediation in response to such agency's requirements, Seller shall pay to Buyer 89% of the amounts set forth on such statement or statements and Management shall pay to Buyer 11% of the amounts set forth on such statement or statements; provided, however, that the aggregate liability of Seller and Management to Buyer under this Section 4.10 shall be $200,000.

             Section 4.11. Management Bonuses. Seller covenants with Buyer and Management that it will accrue cash bonuses for

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





        management personnel of Killam and its subsidiaries, including Management, on the Effective Date Balance Sheet in the amount of $700,000 for 1994 and $30,000 for the period from January 1, 1995 through the Effective Date.


                                    ARTICLE 5

                                 INDEMNIFICATION

             Section 5.1. Indemnification by Seller. Subject to the provisions of Section 5.3, Buyer upon its demand shall be indemnified by Seller for all Damages (as defined in Section 5.6 below) suffered by Buyer as a result of:

                  (i) the inaccuracy of any representation or warranty made by Seller in this Agreement (including Sections 3.1 and 3.4) or in any other document executed by Seller at the Closing; and

                  (ii) any failure by Seller to perform any obligation of Seller, or to comply with any covenant or agreement of Seller, specified herein (including without limitation the covenants set forth in Article 4) or in any other document executed by Seller at the Closing.

                  Buyer shall give Seller prompt notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section 5.1. Subject to the provisions of Section 5.2.A, Seller shall have the right, at its expense and with counsel selected by Seller, to defend, contest, protest, settle and otherwise control the resolution of any such claim, action or proceeding. Seller shall keep Buyer apprised of developments with respect to any such claim, action or proceeding, and Buyer shall have the right to consult with Seller, and to participate therein, subject to Seller's right of control thereof, at Buyer's expense and with counsel selected by Buyer. If Seller shall notify Buyer that Seller has elected to assume any such defense, contest or protest, Seller shall not be liable to Buyer hereunder for any legal or other expense subsequently incurred by Buyer in connection therewith.

             Section 5.2. Indemnification by Management. Subject to the provisions of Section 5.3, Buyer upon its demand shall be indemnified by Management for all Damages suffered by Buyer as a result of:

                  (i) the inaccuracy of any representation or warranty made by Management in this Agreement (including Sections 3.2 and 3.4) or in any other document executed by Management at the Closing; and

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





                  (ii) any failure by Management to perform any obligation of Management, or to comply with any covenant or agreement of Management, specified herein (including without limitation the covenants set forth in Article 4) or in any other document executed by Management at the Closing.

                  Buyer shall give Management prompt notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section 5.2. Subject to the provisions of Section 5.2.A, Management shall have the right, at its expense and with counsel selected by Management, to defend, contest, protest, settle and otherwise control the resolution of any such claim, action or proceeding. Management shall keep Buyer apprised of developments with respect to any such claim, action or proceeding, and Buyer shall have the right to consult with Management, and to participate therein, subject to Management's right of control thereof, at Buyer's expense and with counsel selected by Buyer. If Management shall notify Buyer that Management has elected to assume any such defense, contest or protest, Management shall not be liable to Buyer hereunder for any legal or other expense subsequently incurred by Buyer in connection therewith.

             Section 5.2.A Defense of Claim Involving Joint Liability. Buyer shall give Management and Seller prompt notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification against both Seller and Management under this Article 5. Seller shall have the right, at its expense and with counsel selected by Seller, to defend, contest and protest any such claim, and Management shall have the right, at its expense and with counsel selected by Management, to consult with Seller and to participate in (but not control) the defense of such claim, action or proceeding by a third party; provided that Management shall have the right, at their expense, to defend, contest, protest, settle and otherwise control the resolution of any such claim, which Seller has declined to defend. The defending party shall keep the other parties apprised of developments with respect to any such claim, action or proceeding. If either Seller or Management proposes to settle any such claim for which Seller and Management are jointly responsible, such party shall notify the other party in writing of the terms of such proposed settlement. If the party receiving the notice objects to such settlement terms, then it may take over and continue, at its own expense, the defense of such third party claim, but only if the party proposing the settlement is then released by such third party from any liability in respect of such claim in excess of the amount it would have paid in such proposed settlement. If the defending party shall notify Buyer that the defending party has elected to assume any such defense, contest or protest, it shall not be liable to Buyer hereunder for any legal or other expense subsequently incurred by Buyer in connection therewith.

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





             Section 5.3.  Limitation of Liability of Seller and
        Management.

                  (a) Except as set forth below, the right of Buyer to be indemnified pursuant to Sections 5.1(i) and 5.2(i) shall not apply until the sum of the Damages suffered by Buyer on a cumulative basis exceeds $250,000, in which case Buyer shall be entitled to recover 100% of the Damages suffered in excess of $250,000 (subject to the remainder of this Section 5.3). Notwithstanding the foregoing, Buyer shall be entitled to recover the Damages suffered by it with respect to claims based solely on representations and warranties in Section 3.1(f), irrespective of whether such Damages equal or exceed $250,000. Notwithstanding the terms of this Section 5.3(a), no liability of Seller or Management to Buyer pursuant to Section 4.10 hereof shall be considered to be Damages for purposes of the first sentence of this Section 5.3(a).

                  (b)   The right of Buyer to be indemnified pursuant to
        Section 5.1(i) shall:

                  (i) apply to claims based solely on representations and warranties in Section 3.1 (other than (A) the first two sentences of Section 3.1(a), (B) the first five sentences of
             Section 3.1(d) and (C) Section 3.1(f)) and Section 3.4 (other than (A) the first two sentences of Section 3.4(a) and (B) the first five sentences of Section 3.4(b)) only if asserted by Buyer before the second anniversary of the Effective Date; and

                       (ii)  apply to claims based solely on
             representations and warranties in Section 3.1(f) only if asserted by Buyer before any applicable statute of limitations for unpaid Income Taxes and Taxes, respectively, shall expire.

                  (c)   The right of Buyer to be indemnified pursuant to
        Section 5.2(i) shall apply to claims based solely on representations and warranties in Section 3.4 (other than (A) the first two sentences of Section 3.4(a) and (B) the first five sentences of Section 3.4(b)) only if asserted by Buyer before the second anniversary of the Effective Date.

                  (d) The right of Buyer to be indemnified pursuant to Sections 5.1(ii) and 5.2(ii), and with respect to any claim under
        (A) the first two sentences of Section 3.1(a), (B) Section 3.1(b), (C) the first five sentences of Section 3.1(d), (D)
        Section 3.2, (E) the first two sentences of Section 3.4(a) and
        (F) the first five sentences of Section 3.4(b) shall survive the execution of this Agreement indefinitely.

                  (e) Seller shall not be liable for more than 80% of the Damages arising out of or in connection with the breach of any representation or warranty set forth in Section 3.4 or for

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        Damages pursuant to Section 5.1(i) in excess of $16,000,000 in the aggregate, except for (i) claims based solely on representations and warranties in (A) the first two sentences of
        Section 3.1(a), (B) the first five sentences of Section 3.1(d),
        (C) the first two sentences of Section 3.4(a) and (D) the first five sentences of Section 3.4(b), with respect to which Seller's liability for Damages shall be unlimited, and (ii) except for claims based solely on representations and warranties in Section 3.1(f), with respect to which Seller's liability shall be equal to 100% of the Damages, but shall be subject to such $16,000,000 aggregate liability limit. Seller's aggregate liability limit as described in this Section 5.3(e) shall not be increased by any third party claim.

                  (f) Management shall not be liable for more than 10% of the Damages arising out of or in connection with the breach of any representation or warranty set forth in Section 3.4 or Damages pursuant to Section 5.2(i) in excess of $1,200,000 in the aggregate, except for claims based solely on representations and warranties in (A) Section 3.2, (B) the first two sentences of
        Section 3.4(a) and (C) the first five sentences of Section 3.4(b), with respect to which Management's liability for Damage shall be unlimited; and no member of Management shall be liable for Damages pursuant to Section 5.2(i) (except for claims based solely on representations and warranties in (A) Section 3.2, (B) the first two sentences of Section 3.4(a) and (C) the first five sentences of Section 3.4(b), with respect to which each member of Management's liability for Damages shall be unlimited) in excess of (i) $1,200,000 multiplied by (ii) a fraction, the numerator of which equals the value of the Buyer Options and Killam Cash Consideration set forth opposite such member's name in Columns 3 and 4, respectively, of Schedule 1.5 hereto, and the denominator of which equals the aggregate value of all of the Buyer Options and Killam Cash Consideration set forth opposite all members of Management's names in Columns 3 and 4, respectively, of such
        Schedule 1.5. Management's aggregate liability limit as described in this Section 5.3(f) shall not be increased by any third party claim.

                  (g) Notwithstanding anything to the contrary in this Agreement, in any case in which Seller and Management shall be jointly liable for Damages under this Article 5, Seller shall not be liable for any Damages pursuant to Section 5.3(e) unless Management is jointly liable for such Damages pursuant to Section 5.3(f); and Management shall not be liable for any Damages pursuant to Section 5.3(f) unless Seller is jointly liable for such Damages pursuant to Section 5.3(e), and neither Seller nor Management shall have the right of contribution against the other, absent fraud, for any sum in excess of their percentage of such joint liability as provided in this Article 5. In the event that Seller and Management are both liable for Damages for any claim of Buyer under this Article 5, Buyer shall pursue such claim against both Seller and Management for the full amount of their respective Damages.

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






             Section 5.4. Indemnification by Buyer. Subject to the provisions of Section 5.5, Seller and Management upon their respective demand shall be indemnified by Buyer for all Damages suffered by such parties as a result of

                  (i) the inaccuracy of any representation or warranty made by Buyer in this Agreement (including Section 3.5) or in any other document executed by Buyer at the Closing; and

                  (ii) any failure by Buyer to perform any obligation of Buyer, or to comply with any covenant or agreement of Buyer, specified herein (including without limitation the covenants set forth in Article 4) or in any other document executed by Buyer at the Closing.

                  The party seeking indemnification shall give Buyer prompt notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section 5.4. Buyer shall have the right, at its expense, to defend, contest, protest, settle and otherwise control the resolution of any such claim, action or proceeding. Buyer shall keep the party seeking indemnification apprised of developments with respect to any such claim, action or proceeding, and such party shall have the right to consult with Buyer, and to participate therein, subject to Buyer's right of control thereof, at such party's expense and with counsel selected by such party. If Buyer shall notify the party seeking indemnification that Buyer has elected to assume any such defense, contest or protest, Buyer shall not be liable to such party hereunder for any legal or other expense subsequently incurred by such party in connection therewith.

             Section 5.5.  Limitation of Liability of Buyer.

                  (a) The right of Seller and Management to be indemnified pursuant to Section 5.4(i) shall not apply until the sum of the Damages suffered by Seller and Management on a cumulative basis exceeds $250,000, in which case Seller, which shall be entitled to recover 80% of excess Damages, and Management, which shall be entitled to recover 10% of such excess Damages, shall together be entitled to recover 90% of the Damages suffered in excess of $250,000 (subject to the remainder of this Section 5.5 and except for Damages suffered by Seller due to nonpayment of the Note or breach by Buyer of its covenants in
        Section 4.6, in which case Seller shall be entitled to recover 100% of such Damages).

                  (b) The right of Seller and Management to be indemnified pursuant to Section 5.4(i) shall apply to claims based solely on representations and warranties in Section 3.5 (other than Section 3.5(a) and the first two sentences of Section 3.5(b)) only if asserted by the party seeking indemnification before the second anniversary of the Effective Date.

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






                  (c) The right of Seller and Management to be indemnified pursuant to Section 5.4(ii) and with respect to any claim under Section 3.5(a) or the first two sentences of Section 3.5(b) shall survive the execution of this Agreement indefinitely.

                  (d) In no event shall Buyer be liable for Damages (i) sustained by Seller in excess of $16,000,000 in the aggregate (except for Damages suffered by Seller due to nonpayment of the Note or breach by Buyer of its convenants in Section 4.6, in which case Buyer shall be liable for 100% of such Damages) or
        (ii) sustained by Management in excess of $1,200,000 in the aggregate; provided, however, that nothing in this Section 5 shall limit the liability of Buyer to indemnify Seller in respect of any claim asserted by a third party against Seller which is the proper subject of indemnification hereunder if the claim exceeds the limits set forth in this Section 5.5(d).

             Section 5.6. Definition of "Damages." For the purpose of this Article 5, the term "Damages" (a) shall be determined and computed by reference to the effect of the compensable event on the party or parties entitled thereto, (b) shall mean the amount finally determined by reason of a settlement or by other final resolution of the claim, and (c) shall be deemed to include (i) all losses, liabilities, expenses or costs incurred by such party or parties, including reasonable attorneys' fees, but after reduction for all amounts recovered from any insurer or other party liable for such Damages (it being understood that the indemnified party shall use all reasonable efforts to effect any such recovery) and after reduction for any tax benefit allowable as a result of the facts giving rise to the claim for indemnification, and (ii) interest at a rate per annum equal to that announced from time to time by First National Bank of Boston as its "base rate" (or the legal rate of interest, if lower) from the date on which the amount of Damages is determined by reason of a settlement or by another final resolution of the claim.

             Section 5.7. Limitation of Liability. The liability of Seller, Management and Buyer for money damages for the failure to fulfill any covenant or agreement contained in this Agreement or for the inaccuracy of any representation or warranty set forth in this Agreement, and the source of recovery on account of any such liability, shall be limited as provided for in this Article 5. Nothing in this Article 5 shall limit the right of any party hereto to seek rescission of this Agreement or other equitable relief.

             Section 5.8. Purchase Price Adjustment. As between Buyer and Seller, except as may otherwise be required by generally accepted accounting principles, all amounts paid pursuant to this
        Article 5 shall be treated by the parties as an adjustment to the Purchase Price.

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                                    ARTICLE 6

                                     GENERAL

             Section 6.1. Notices. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, two days after deposit with the U.S. postal authorities, certified or registered mail, return receipt requested, postage prepaid or two days after deposit with an internationally recognized air courier or express mail, charges prepaid, addressed as follows:

             If to Buyer, ETKC or Killam:

                  Thermo Process Systems Inc.
                  c/o Thermo Electron Corporation
                  81 Wyman Street
                  Waltham, Massachusetts  02254-9046
                  Attention:  President

             With a copy to:

                  Thermo Electron Corporation
                  81 Wyman Street
                  Waltham, Massachusetts  02254
                  Attention:  General Counsel

             If to Seller:

                  Nord Est S.A.
                  10 Rue d'Athenes
                  75009 Paris, France
                  Attention:  Michel Jacquet

             With a copy to:

                  Sutherland, Asbill & Brennan
                  1270 Avenue of the Americas
                  New York, New York  10020-3247
                  Attention:  Burton K. Haimes, Esq.

             If to Management:

                  Mr. Emil C. Herkert
                  Killam Associates Inc.
                  27 Bleeker Street
                  P. O. Box 32
                  Millburn, New Jersey  07041-0032

             With copies to:

                  Norris, McLaughlin & Marcus
                  721 Route 202-206

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





                  P. O. Box 1018
                  Somerville, New Jersey  08876-1018
                  Attention: John J. Eagan, Esq.

                  and

                  Thermo Electron Corporation
                  81 Wyman Street
                  Waltham, Massachusetts  02254
                  Attention:  General Counsel

        or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

             Section 6.2. Survival of Representations and Warranties. Each of the representations and warranties made by the parties hereto shall survive the Closing and the consummation of the transactions contemplated hereby in accordance with, and to the extent set forth in, Article 5 hereof.

             Section 6.3. Entire Agreement. This Agreement, the Letter Agreement and the other agreements contemplated to be signed by the parties at the Closing supersede any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof (including without limitation the letter of intent executed by Buyer and Seller and the letter regarding Management compensation issues executed by Buyer and Management, each dated November 4, 1994) and collectively constitute the entire agreement of the parties relating to the subject matter hereof.

             Section 6.4. Modification; Waiver. This Agreement may be amended, modified or supplemented by a writing signed by the party or parties against whom enforcement of the amendment, modification or supplement is sought. Any party hereto may, by a written signed instrument, extend the time for or waive the performance of any of the obligations of another party hereto or waive compliance by such other party with any of the covenants or conditions contained herein.

             Section 6.5. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement. The parties hereto acknowledge that, except as expressly provided in this Agreement, no party hereto has made or is making any representations or warranties whatsoever, implied or otherwise.

             Section 6.6. Public Announcements. The content of any public announcement by Buyer or Seller will be subject to the

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        review and approval of Seller or Buyer, as the case may be, such review to be timely and approval not to be unreasonably withheld.

             Section 6.7. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

             Section 6.8. Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby.

             Section 6.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             Section 6.10. Exhibits. The Exhibits attached hereto and referred to in this Agreement are a part of this Agreement for all purposes.

             Section 6.11. Agreement Binding. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal and personal representatives of the parties hereto.

             Section 6.12. Gender. In this Agreement, unless the context requires otherwise the singular includes the plural, the plural the singular, the masculine gender includes the neuter, masculine and feminine genders and vice versa.

             Section 6.13. Governing Law. This Agreement shall be governed exclusively by the laws of the State of New Jersey and the Federal laws of the United States of America.

             Section 6.14. Consent to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New Jersey and of the United States of America located in or having jurisdiction over Millburn, New Jersey, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document in accordance with the provisions of Section 6.1 shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of New Jersey or of the United States of America located in or having jurisdiction over Millburn, New Jersey, and hereby further irrevocably and unconditionally waives and agrees not to plead or

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        claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

        THERMO PROCESS SYSTEMS INC.        NORD EST S.A.


        By: /s/ John P. Appleton           By: /s/ Michel Jacquet

        Printed Name: John Pl Appleton     Printed Name: Michel Jacquet

        Title: President                   Title: _____________________

                                           FOR PURPOSES OF SECTION
        /s/ Emil C. Herkert                4.4(c) ONLY:
        Emil C. Herkert
                                           ENGINEERING TECHNOLOGY AND
                                           KNOWLEDGE CORPORATION
        /s/ Kenneth L. Zippler
        Kenneth L. Zippler                 By: /s/ Michel Jacquet

                                           Printed Name: Michel Jacquet
        /s/ Franklin O. Williamson, Jr.
        Franklin O. Williamson, Jr.        Title:______________________


        /s/ Fletcher N. Platt, Jr.
        Fletcher N. Platt, Jr.


        /s/ Eugene J. Destefano
        Eugene J. Destefano


        /s/ Meint Olthof
        Meint Olthof


        /s/ Stanley P. Kaltnecker, Jr.
        Stanley P. Kaltnecker, Jr.